Exhibit 99.1

Contact: David C. Dreyer Chief Financial Officer Christopher Schwartz Vice President, Financial Reporting and Investor Relations 866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS FIRST QUARTER 2008 RESULTS

SAN DIEGO – (May 7, 2008) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported revenue for the first quarter of 2008 of $293.6 million. This represents an increase of 3% from both the $283.9 million in revenue reported for the same quarter last year and the $285.9 million reported in the fourth quarter of 2007. Diluted earnings per share for the first quarter of 2008 was $0.28, an increase of $0.05, or 22%, from last year and $0.02, or 8%, from last quarter.

“First quarter results were encouraging with year-over-year revenue growth in all three of our business segments: Nurse & Allied, Locum Tenens and Physician Permanent Placement. Our mix of business and improved direct cost and SG&A expense management enabled us to increase both gross profit margins and EBITDA margins over the prior year,” said Susan R. Nowakowski, AMN Healthcare President and Chief Executive Officer. “Even more important was the significant increase we experienced in demand for travel nurse and allied professionals since the beginning of the year. These trends set us up to enter the second quarter on a solid base of placements to deliver growth and achieve our expectations for the year.”

Gross profit for the first quarter of 2008 was $77.5 million, representing a 26.4% gross margin, as compared to $72.5 million, or a 25.5% gross margin, for the first quarter of 2007 and $76.0 million, or a 26.6% gross margin, for the fourth quarter of 2007. The 90 basis point improvement in gross margin over the prior year was due primarily to an improved pay-to-bill spread in the nurse and allied and locum tenens staffing segments. Compared to last quarter, gross margin declined slightly due to higher housing and subsidy costs in the nurse and allied staffing segment. This was partially offset by lower provider compensation in the locum tenens staffing segment in the first quarter where gross margin increased sequentially by 60 basis points. Gross margins by business segment for the first quarter were 24.0% for nurse and allied healthcare staffing, 26.7% for locum tenens staffing and 61.6% for physician permanent placement services.

Selling, general, and administrative (“SG&A”) expenses for the first quarter of 2008 were $55.1 million, or 18.8% of revenue, as compared to $53.1 million, or 18.7% of revenue, for the first quarter of 2007 and $55.9 million, or 19.6% of revenue, for the fourth quarter of 2007. The decrease in SG&A compared to last quarter was due primarily to favorable insurance experience in the current quarter and a $0.7 million restructure charge recorded last quarter related to our international division. This was partially offset by additional SG&A expenses from Platinum Select, which we acquired on February 15, 2008.

Income from operations for the first quarter of 2008 was $19.0 million, or 6.5% of revenue, which increased from the $16.8 million, or 5.9% of revenue, for the first quarter of 2007, and $16.8 million, or 5.9% of revenue, for the fourth quarter of 2007. The increase in operating margin compared to last year was due mostly to higher gross margin, while the increase compared to last quarter was due primarily to lower SG&A as a percentage of revenue.

Net interest expense for the first quarter of 2008 was $2.8 million, compared to $3.3 million for the first quarter of 2007 and $2.9 million for the fourth quarter of 2007. The decrease in net interest expense primarily reflected continued reductions in outstanding debt.

Strong cash flow continued with the company generating $16.9 million in cash flow from operations during the first quarter of 2008. Total debt outstanding at March 31, 2008, was $146.5 million, yielding a leverage ratio of 1.5. Weighted average diluted shares outstanding for the first quarter of 2008 were 34.2 million.

AMN Healthcare also announced today that its Board of Directors authorized the repurchase of up to $38 million of its outstanding common stock in the open market. Under the repurchase program, share purchases may be made from time to time through March 31, 2009, depending on prevailing market conditions and other considerations. The company expects to use available cash on hand and its revolver to fund the purchase of shares.

“While the use of our strong cash flow for acquisitions will continue to be one of our highest priorities, the current market environment makes doing a moderate share repurchase an appropriate investment for the company at this time and underscores our commitment to enhancing stockholder value,” Ms. Nowakowski said.

Revenue and Earnings Guidance for Second Quarter and Full Year 2008

Ms. Nowakowski added: “Based on our view of the market conditions and our expectation for seasonal improvement in demand and supply during the second half of the year, we are reaffirming our expectations for revenue growth for the full year 2008 of 7% to 12% over 2007. Diluted earnings per share is expected to grow at a faster rate of 11% to 16%. We expect revenue for the second quarter of 2008 to range from $313 million to $316 million, and diluted earnings per share to range from $0.26 to $0.28.

“We are encouraged by the industry trends and progress we are making in 2008 which will provide us with continued growth opportunities. Our sales and operations teams have made execution improvements which I believe set us up to capture more market share and further expand our leadership position. With that said, we are in a competitive industry and must continue to evolve our business model to meet the changing needs of our clients. In addition to delivering superior service to our clients today, we are also continuing to make investments in innovative solutions and enhancing our diversified strategy to build a stronger company for the future,” said Ms. Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all four of its business lines: travel nurse staffing, locum tenens staffing (temporary physician staffing), physician permanent placement services and travel allied staffing. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit www.amnhealthcare.com.

Conference Call on May 7, 2008

AMN Healthcare Services, Inc.’s first quarter 2008 conference call will be held on Wednesday, May 7, 2008, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8968 in the U.S. or (612) 332-1020 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m., Eastern Time, May 7, 2008, and can be accessed until May 21, 2008, at midnight, Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 918493.

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the revenue and earnings guidance for the second quarter and full year of 2008, and Ms. Nowakowski’s comments including those regarding continued future growth, and revenue and earnings expectations. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; the company’s ability to maintain and enhance the brand identities it has developed, at reasonable costs; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy and utilization of services at hospital and healthcare facility clients’ facilities, including the potential impact on such utilization caused by adoption of alternative modes of healthcare delivery, which utilization may influence demand for the company’s services; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully design its strategic growth, acquisition and integration strategies and to implement those strategies, including integration of acquired companies’ accounting, management information, human resource and other administrative systems, and implementation or remediation of controls, procedures and policies at acquired companies; the company’s ability to leverage its cost structure; access to and undisrupted performance of the company’s management information and communication systems, including use of the Internet, and candidate and client databases and payroll and billing software systems; the company’s ability to keep its web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations, including regulations that may affect the company’s clients and, in turn, affect demand for the company’s services; the challenge to the classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the disruption or adverse impact to the company’s business as a result of a terrorist attack or breach of security of our data systems; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007	% Chg
Revenue	$293,593	$283,944	3.4%
Cost of revenue	216,138	211,439	2.2%

Gross profit	77,455	72,505	6.8%

	26.4%	25.5%
Expenses:
Selling, general and administrative	55,103	53,051	3.9%
	18.8%	18.7%
Depreciation and amortization	3,350	2,629	27.4%

Total expenses	58,453	55,680	5.0%

Income from operations	19,002	16,825	12.9%
	6.5%	5.9%
Interest expense, net	2,811	3,334	-15.7%

Income before income taxes	16,191	13,491	20.0%
Income tax expense	6,675	5,297	26.0%

Net income	$9,516	$8,194	16.1%

	3.2%	2.9%
Net income per common share:
Basic	$0.28	$0.24	16.7%

Diluted	$0.28	$0.23	21.7%

Weighted average common shares outstanding:

Basic	33,830	34,638	-2.3%

Diluted	34,180	35,283	-3.1%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended March 31,
	2008	% of Rev	2007	% of Rev
Revenue
Nurse and allied healthcare staffing	$203,985		$199,975
Locum tenens staffing	76,353		71,405
Physician permanent placement services	13,255		12,564

	$293,593		$283,944

Adjusted EBITDA (1)
Nurse and allied healthcare staffing	$15,481	7.6%	$13,731	6.9%
Locum tenens staffing	5,655	7.4%	4,018	5.6%
Physician permanent placement services	3,339	25.2%	3,500	27.9%

	24,475	8.3%	21,249	7.5%
Depreciation and amortization	3,350		2,629
Stock-based compensation	2,123		1,795
Interest expense, net	2,811		3,334

Income before income taxes	16,191		13,491
Income tax expense	6,675		5,297

Net income	$9,516		$8,194

	Three Months Ended March 31,
	2008		2007	% Chg
Gross Margin
Nurse and allied healthcare staffing	24.0%		23.3%
Locum tenens staffing	26.7%		25.2%
Physician permanent placement services	61.6%		63.2%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	6,887		7,031	-2.0%
Revenue per traveler per day (3)	$325.48		$316.02	3.0%
Gross profit per traveler per day (3)	$78.02		$73.56	6.1%
Locum tenens staffing
Days filled (4)	52,699		52,299	0.8%
Revenue per day filled (4)	$1,448.85		$1,365.32	6.1%
Gross profit per day filled (4)	$386.95		$344.54	12.3%

	As of March 31,
	2008		2007
Leverage Ratio (5)	1.5		1.9

(1)

Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted

EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(5)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$7,835	$18,495
Accounts receivable, net	199,091	184,741
Deferred income taxes, net	28,081	28,084
Other current assets	14,938	11,631

Total current assets	249,945	242,951
Fixed assets, net	25,246	24,600
Goodwill, net	252,823	241,266
Intangible assets, net	126,418	113,535
Other assets	11,198	11,274

Total assets	$665,630	$633,626

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$6,617	$—
Accounts payable and accrued expenses	28,624	22,231
Accrued compensation and benefits	47,328	43,446
Income taxes payable	3,159	2,925
Revolving credit facility	13,500	—
Current portion of notes payable	15,339	26,616
Deferred revenue	8,322	7,647
Other current liabilities	25,652	25,691

Total current liabilities	148,541	128,556
Notes payable, less current portion	117,628	120,352
Deferred income taxes, net	70,637	71,092
Other long-term liabilities	41,806	37,498

Total liabilities	378,612	357,498

Stockholders’ equity	287,018	276,128

Total liabilities and stockholders’ equity	$665,630	$633,626

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Net cash provided by operating activities	$16,873	$17,242
Net cash used in investing activities	(33,401)	(2,131)
Net cash provided (used in) by financing activities	5,934	(9,304)
Effect of exchange rates on cash	(66)	(8)

Net (decrease) increase in cash and cash equivalents	(10,660)	5,799
Cash and cash equivalents at beginning of period	18,495	4,422

Cash and cash equivalents at end of period	$7,835	$10,221